As filed with the Securities and Exchange Commission on December 10, 2013

Registration No. 333-191789

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NIMBLE STORAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3572	26-1418899
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

211 River Oaks Parkway

San Jose, California 95134

(408) 432-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Suresh Vasudevan

Chief Executive Officer

Nimble Storage, Inc.

211 River Oaks Parkway

San Jose, California 95134

(408) 432-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon K. Davidson, Esq. Jeffrey R. Vetter, Esq. Mark A. Leahy, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	Aparna Bawa, Esq. General Counsel Nimble Storage, Inc. 211 River Oaks Parkway San Jose, California 95134 (408) 432-9600	Jeffrey D. Saper, Esq. Allison B. Spinner, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purposes of filing Exhibits 1.1 and 4.1 to the Registration Statement (Commission File No. 333-191789) and amending the disclosures in Item 16 of Part II of the Registration Statement. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

Amount Paid or to be Paid
SEC registration fee	$21,330
FINRA filing fee	25,340
New York Stock Exchange listing fee	249,897
Blue sky qualification fees and expenses	5,000
Printing and engraving expenses	300,000
Legal fees and expenses	1,300,000
Accounting fees and expenses	1,400,000
Transfer agent and registrar fees and expenses	25,000
Miscellaneous expenses	73,433

Total	$3,400,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation to be effective in connection with the closing of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective upon the closing of this offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

Prior to the closing of this offering, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. Reference is also made to Section 9 of the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement.	1.1
Form of Restated Certificate of Incorporation to be effective in connection with the closing of this offering.	3.2
Form of Restated Bylaws to be effective in connection with the closing of this offering.	3.4
Amended and Restated Investors Rights Agreement dated August 10, 2012 among the Registrant and certain of its stockholders, as amended.	4.2
Form of Indemnification Agreement.	10.1

Item 15. Recent Sales of Unregistered Securities.

Since August 1, 2010 and through December 1, 2013, the Registrant has issued and sold the following securities:

1. Since August 1, 2010 and through December 1, 2013, the Registrant has granted to its directors, officers, employees and consultants (a) options to purchase 23,349,139 shares of common stock under our 2008 Equity Incentive Plan with per share exercise prices ranging from $0.20 to $17.00 and (b) restricted stock units representing the right to receive 481,410 shares of common stock under our 2008 Equity Incentive Plan. In this same period, the Registrant issued 9,628,183 shares of common stock upon exercise of stock options by its officers, employees and consultants. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act.

2. In November 2010, the Registrant sold an aggregate of 5,447,113 shares of the Registrant’s Series C redeemable convertible preferred stock at a purchase price of $2.93733 per share for an aggregate purchase price of $16.0 million to eight purchasers that represented to the Registrant that they were accredited investors and qualified institutional buyers. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

3. In July 2011, the Registrant sold an aggregate of 3,677,903 shares of the Registrant’s Series D redeemable convertible preferred stock at a purchase price of $6.79733 per share for an aggregate purchase price of $25.0 million to 18 purchasers that represented to the Registrant that they were accredited investors and qualified institutional buyers. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

4. In August 2012, the Registrant sold an aggregate of 4,247,541 shares of the Registrant’s Series E redeemable convertible preferred stock at a purchase price of $9.582 per share for an aggregate purchase price of $40.7 million to 13 purchasers that represented to the Registrant that they were accredited investors and qualified institutional buyers. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer. All share numbers referred to are calculated following our 3-for-2 forward stock split, which became effective October 22, 2012.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.

3.1*	Restated Certificate of Incorporation, as amended to date.

3.2*	Form of Restated Certificate of Incorporation to be effective in connection with the closing of this offering.

3.3*	Restated Bylaws, as currently in effect.

3.4*	Form of Restated Bylaws to be effective in connection with the closing of this offering.

4.1	Form of Common Stock Certificate.

4.2*	Amended and Restated Investors Rights Agreement, dated August 10, 2012, by and among the Registrant and certain of its stockholders, as amended.

5.1*	Opinion of Fenwick & West LLP.

10.1*	Form of Indemnification Agreement.

10.2*	2008 Equity Incentive Plan and forms of award agreements.

10.3*	2013 Equity Incentive Plan, to become effective on the date immediately prior to the date the registration statement is declared effective, and forms of award agreements.

10.4*	2013 Employee Stock Purchase Plan, to become effective on the date the registration statement is declared effective, and form of subscription agreement.

10.5*	Offer Letter, accepted and agreed to January 3, 2011, by and between the Registrant and Suresh Vasudevan.

10.6*	Offer Letter, accepted and agreed to October 22, 2011, by and between the Registrant and Anup Singh.

10.7*	Offer Letter, accepted and agreed to February 5, 2010, by and between the Registrant and Michael Muñoz.

10.8*	Office Lease, dated April 19, 2013, by and between the Registrant and RO Parkway Associates, LLC.

10.9*	Change in Control Severance Policy.

10.10*	Credit Agreement dated October 1, 2013, by and between the Registrant and Wells Fargo Bank, National Association.

10.11*	Security Agreement dated October 1, 2013, by and between the Registrant and Wells Fargo Bank, National Association.

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in page II-6 of the registration statement on Form S-1 filed on October 18, 2013).

*	Previously filed.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on the 10th day of December 2013.

NIMBLE STORAGE, INC.

By:	/s/ Suresh Vasudevan
Suresh Vasudevan Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Suresh Vasudevan Suresh Vasudevan	Chief Executive Officer and Director (Principal Executive Officer)	December 10, 2013

/s/ Anup Singh Anup Singh	Chief Financial Officer (Principal Accounting and Financial Officer)	December 10, 2013

* Varun Mehta	Founder, Vice President of Engineering and Director	December 10, 2013

* Frank Calderoni	Director	December 10, 2013

* James J. Goetz	Director	December 10, 2013

* Jerry M. Kennelly	Director	December 10, 2013

* Ping Li	Director	December 10, 2013

* William J. Schroeder	Director	December 10, 2013

*By:	/s/ Anup Singh	December 10, 2013
Anup Singh
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.

3.1*	Restated Certificate of Incorporation, as amended to date.

3.2*	Form of Restated Certificate of Incorporation to be effective in connection with the closing of this offering.

3.3*	Restated Bylaws, as currently in effect.

3.4*	Form of Restated Bylaws to be effective in connection with the closing of this offering.

4.1	Form of Common Stock Certificate.

4.2*	Amended and Restated Investors Rights Agreement, dated August 10, 2012, by and among the Registrant and certain of its stockholders, as amended.

5.1*	Opinion of Fenwick & West LLP.

10.1*	Form of Indemnification Agreement.

10.2*	2008 Equity Incentive Plan and forms of award agreements.

10.3*	2013 Equity Incentive Plan, to become effective on the date immediately prior to the date the registration statement is declared effective, and forms of award agreements.

10.4*	2013 Employee Stock Purchase Plan, to become effective on the date the registration statement is declared effective, and form of subscription agreement.

10.5*	Offer Letter, accepted and agreed to January 3, 2011, by and between the Registrant and Suresh Vasudevan.

10.6*	Offer Letter, accepted and agreed to October 22, 2011, by and between the Registrant and Anup Singh.

10.7*	Offer Letter, accepted and agreed to February 5, 2010, by and between the Registrant and Michael Muñoz.

10.8*	Office Lease, dated April 19, 2013, by and between the Registrant and RO Parkway Associates, LLC.

10.9*	Change in Control Severance Policy.

10.10*	Credit Agreement dated October 1, 2013, by and between the Registrant and Wells Fargo Bank, National Association.

10.11*	Security Agreement dated October 1, 2013, by and between the Registrant and Wells Fargo Bank, National Association.

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in page II-6 of the registration statement on Form S-1 filed on October 18, 2013).

*	Previously filed.